UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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SUPERIOR ENERGY SERVICES, INC.

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SUPERIOR ENERGY SERVICES, INC.
Annual Meeting of Stockholders
May 20, 2011
Supplemental Information Regarding Proposal No. 2
Advisory Vote on Executive Compensation
Commencing May 12, 2011, Superior Energy Services, Inc. sent the following communication to certain stockholders:
     At our 2011 Annual Meeting of Stockholders to be held on Friday, May 20, 2011, stockholders will be asked to vote on a non-binding proposal to approve the compensation of our named executive officers (also known as “say-on-pay”) as disclosed in the 2011 Proxy Statement. Proposal No. 2 in the Company’s 2011 Proxy Statement includes the relevant information regarding this matter. Our Board of Directors has unanimously recommended that our stockholders vote “FOR” this advisory proposal.
     Your vote is important. ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote “AGAINST” Proposal No. 2. ISS asserts that there are excessive non-performance based payments and benefits to two former executives, without clear justification. The Board of Directors strongly disagrees with this opinion, and urges you to vote “FOR” the approval of Proposal No. 2.
Management Transition
     We experienced a significant management transition during 2010. Effective April 28, 2010, Mr. Terence E. Hall, our founder and former Chief Executive Officer, retired and the Board of Directors appointed David D. Dunlap as Chief Executive Officer. Additionally, Kenneth L. Blanchard, our former President and Chief Operating Officer, announced his intention to retire as of December 31, 2010. These two executives had been at the helm of our Company for more than 20 years, and their relatively simultaneous departure presented significant challenges to the Board. ISS’s position is based solely on its opposition to the 2010 transition-related payments to these two former executives, which are thoroughly described in the 2011 proxy statement. Our Board believes that the arrangements we were able to negotiate with these executives were in the best interests of our stockholders because they provide for the continuation of significant non-competition, non-solicitation and other protections for the Company and secure the continuing professional services of these two former senior executives during the early years of this transition period. Most importantly, these arrangements supported the smooth transition to our new Chief Executive Officer, which is reflected in part in the approximately $750,000,000 increase in market value between Mr. Dunlap’s hire date and year end, despite significant disruption to substantially all of the Company’s operations in the Gulf of Mexico due to the Macondo oil spill.
Executive Compensation and Pay-for-Performance
     ISS specifically asserts that the transition-related payments made to Messrs. Hall and Blanchard in connection with their retirements raise concerns regarding the pay for performance alignment at the Company. The Board strongly disagrees with this assessment. The retirement of the Company’s founder chief executive officer and its long-tenured chief operating officer represent a unique, one-time event in the history of Superior, and do not reflect the ongoing practices of the Company. Superior has a long history of utilizing short and long-term performance-based compensation in our executive compensation programs, and that commitment has not changed as reflected in the 2011 Proxy Statement. The primary purpose of many of the transition-related payments was to further reward past achievements and growth — key factors that made the Company attractive for Mr. Dunlap to join — and to encourage a continued commitment to our Company by these former senior executives. Throughout the transition process, the Board was committed to maximize stockholder value through stability and Mr. Dunlap’s successful assumption of the role of our new leader.
     ISS also takes issue with the additional lump-sum credit under the Supplemental Executive Retirement Plan (the SERP) that we awarded Mr. Blanchard (although ISS mistakenly characterizes this award as a credit of additional years of service). ISS fails to note that the Company’s plan is relatively new, and this award to Mr. Blanchard was intended to address the lack of such a benefit for the bulk of

Mr. Blanchard’s career. The Company introduced the current SERP in 2008, and before that time, there was no similar benefit provided to our executives. We implemented the SERP at that time, under the guidance of an independent consultant specializing in supplemental retirement programs, in order to help attract and retain top executives. Since its inception, one of the stated purposes of the SERP has been to reward exceptional performance by executives employed by the Company before its adoption, and it includes a mechanism for discretionary contributions to reward long-serving executives such as Mr. Blanchard. Mr. Blanchard dedicated a substantial portion of his career to the Company during a period in which supplemental retirement benefits were not provided, and thus had a very limited time to earn meaningful retirement income. For this reason, while the SERP award to Mr. Blanchard is significant, we do not believe this award is excessive.
Conclusion
     In summary, we strongly believe we have developed a pay-for-performance approach to executive compensation that is appropriate for our Company. Above all, our goal is to attract and retain executives who we believe are most qualified to face the challenges involved in growing our business. In addition to this ongoing goal, however, during 2010 we also were committed to providing the successful transition of our senior executive team for the benefit of all of our stockholders.
     We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendation. If you have questions, please feel free to contact me at (504) 587-7374.

Greg Rosenstein
Vice President Investor Relations and Corporate Secretary